EXHIBIT 12.1

                  ENZON PHARMACEUTICALS, INC. AND SUBSIDIARIES
                       Ratio of Earnings to Fixed Charges
                                 (in thousands)

                                                       Years ended June 30,
                                         2003      2002      2001      2000       1999
                                       -------------------------------------------------
Income (loss) from continuing          $45,949   $36,683   $11,013   ($6,306)   ($4,919)
   operations before income taxes
Add:
   Fixed Charges                        20,244    20,109       557       352        468
Less:
   Capitalized interest                     --        --        --        --         --
                                       ------------------------------------------------
Earnings, as adjusted                  $66,193   $56,792   $11,570   ($5,954)   ($4,451)
                                       ================================================

Fixed charges:
   Interest (gross)                    $19,828   $19,829   $   275   $     4    $     8
   Portion of rent representative of
          the interest factor              416       280       282       348        460
                                       ------------------------------------------------
Fixed charges                          $20,244   $20,109   $   557   $   352    $   468
                                       ------------------------------------------------
Deficiency of earnings available
          to cover fixed charges           N/A       N/A       N/A   ($6,306)   ($4,919)
                                       ================================================

Ratio of earnings to fixed charges         3:1       3:1      21:1       N/A        N/A


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